Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PepsiAmericas, Inc.:

We consent to the use of our report dated March 3, 2009, except for Notes 1, 3, 7, 21, 23 and 25, which are as of September 17, 2009, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2008 and 2007, and the related consolidated statements of income, equity, comprehensive (loss) income and cash flows for each of the fiscal years 2008, 2007 and 2006, which report appears in PepsiAmericas, Inc.’s Form 8-K dated September 18, 2009, and our report dated March 3, 2009 with respect to the effectiveness of internal control over financial reporting as of January 3, 2009, which report appears in PepsiAmericas, Inc.’s annual report on Form 10-K, each of which is incorporated by reference in amendment No. 3 to the registration statement on Form S-4 of PepsiCo, Inc. dated January 12, 2010, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 3, 2009, except for Notes 1, 3, 7, 21, 23 and 25, which are as of September 17, 2009 includes an explanatory paragraph referring to the adoption of the presentation and disclosure requirements of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” for all periods presented.

/s/ KPMG LLP

Minneapolis, Minnesota

January 11, 2010